EXHIBIT 24.1

POWER OF ATTORNEY

The undersigned directors and/or officers of NexMed, Inc. (the “Corporation”) hereby appoint Vivian H. Liu and Mark Westgate, and each of them severally, as their true and lawful attorneys-in-fact:

(i) to execute, in their names and capacities as directors and/or officers of the Corporation, one or more registration statements on Form S-3, and all exhibits, amendments and supplements thereto and any related documents, to register the resale of shares of the Corporation’s common stock (the “Common Stock”) and shares of Common Stock issuable upon the exercise of warrants, both purchased from the Corporation pursuant to the Common Stock and Warrant Purchase Agreement dated December 20, 2006, and the Securities Purchase Agreement dated November 30, 2006, and

(ii) to file, in the name and on behalf of the Corporation, such registration statements, exhibits, amendments, supplements and documents with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

This Power of Attorney automatically ends as to each appointee upon the termination of his or her service with the Corporation.

IN WITNESS WHEREOF, the undersigned have executed this instrument on January 18, 2007.

/s/ Richard Berman	/s/ Mark Westgate
Richard Berman	Mark Westgate

/s/ Arthur D. Emil	/s/ Sami A. Hashim
Arthur D. Emil	Sami A. Hashim, MD

/s/ Martin R. Wade, III	/s/ Leonard A. Oppenheim
Martin R. Wade, III	Leonard A. Oppenheim

/s/ Vivian H. Liu
Vivian H. Liu